UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 8, 2021

AMERICAN INTERNATIONAL HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-50912	88-0225318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3990 Vitruvian Way, Suite 1152, Addison, Texas 75001

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 803-5337

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2021, American International Holdings Corp. (the “Company”, “we” and “us”) entered into a Consulting Agreement with KBHS, LLC (“KBHS”), whose Chief Executive Officer is Mr. Kevin Harrington.

Pursuant to the Consulting Agreement, KBHS agreed to provide consulting services to the Company as the Company’s Brand Ambassador, including providing endorsement services and advising on marketing, promotions, acquisitions, licensing and business development. KBHS also agreed to up to four webinar appearances on behalf of the Company per year to support the Company’s direct sales efforts. The Consulting Agreement has a term of two years, and can be terminated with ten days prior written notice (subject to applicable cure rights set forth in the Consulting Agreement), in the event we or KBHS breach any term of the agreement, or we fail to pay any amounts due, become subject to any government regulatory investigation, certain lawsuits, claims, actions or take certain other actions during the term of the Consulting Agreement.

As consideration for providing the services under the Consulting Agreement, we agreed to issue KBHS 1.5 million shares of restricted common stock, which vest immediately upon issuance, to pay KBHS $10,000 per month, and agreed to pay KBHS a 5% finder’s fee on any new business introduced or developed by KBHS and 7.5% of the value of any acquisition or merger created or developed exclusively by KBHS, undertaken by the Company, subject to applicable laws. In the event we fail to pay any consideration due under the Consulting Agreement, such amount accrues interest at the rate of 1.5% per month until paid in full.

The Consulting Agreement contains customary confidentiality requirements binding the parties and indemnification requirements binding on the Company.

* * * * *

The foregoing description of the Consulting Agreement is not complete, and is qualified in its entirety by the full text of such agreement, attached hereto as Exhibit 10.1, which is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

As described in greater detail above in Item 1.01, which information is incorporated by reference into this Item 3.02 in its entirety, pursuant to the Consulting Agreement we agreed to issue KBHS 1.5 million shares of common stock. We plan to claim an exemption from registration for such issuance pursuant to Section 4(a)(2) and/or Rule 506(b) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), since the foregoing issuance will not involve a public offering, the recipient is (i) an “accredited investor”; and/or (ii) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act. The securities will be subject to transfer restrictions, and the certificates/book-entry notations evidencing the securities will contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 8.01 Other Events.

On March 17, 2021, the Company formed an Advisory Board to provide guidance to the Board of Directors (currently consisting solely of Jacob D. Cohen), regarding business development, marketing, acquisitions and other growth initiatives, and on such other matters as the Board of Directors may from time to time request input and guidance on. The Advisory Board has no authority to bind the Company or the Board of Directors on any matters and was formed only to provide the director(s) non-binding guidance and advice as requested by the Directors from time to time.

On March 17, 2021, the Board of Directors appointed Mr. Kevin Harrington to the Advisory Board.

On March 18, 2021, the Company issued a press release announcing the appointment of Mr. Harrington to the Advisory Board. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1*	March 8, 2021, Consulting Agreement between American International Holdings Corp. and KBHS, LLC
99.1*	Press Release dated March 18, 2021, announcing appointment of Mr. Kevin Harrington to the Advisory Board

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL HOLDINGS CORP.

Dated: March 18, 2021	By:	/s/ Jacob D. Cohen
	Name:	Jacob D. Cohen
Chief Executive Officer